SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2005

Philadelphia Consolidated Holding Corp.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 617-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
Signatures

ITEM 1.01	Entry into a Material Definitive Agreement

The Company’s insurance subsidiaries (Philadelphia Indemnity Insurance Company, Philadelphia Insurance Company, Mobile USA Insurance Company and Liberty American Insurance Company) have entered into a Reinsurance Commutation and Release Agreement with respect to their 2003 Whole Account Net Quota Share Reinsurance contract with Swiss Reinsurance America Corporation and Chubb Re, Inc. effective as of January 1, 2005. The commutation was agreed to by Swiss Reinsurance America Corporation and Chubb Re, Inc. on February 10, 2005 and February 14, 2005, respectively. As a result of this commutation, the Company reduced its Funds Held Payable to Reinsurer liability by approximately $76.7 million, offset by an increase to its net Unpaid Loss and Loss Adjustment Expenses by $64.3 million, an increase to its net Unearned Premiums by $0.2 million and a reduction to its previously recorded profit commission receivable by approximately $12.2 million, in each case effective as of January 1, 2005.

The Company has various other reinsurance agreements with Swiss Reinsurance America Corporation and Chubb Re, Inc. that remain in effect.

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp. (Registrant)
Dated: February 16, 2005	By:	Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer